EXHIBIT 10(c)
SUMMARY OF BASE SALARY AND ANNUAL INCENTIVE
COMPENSATION PAYABLE TO NAMED EXECUTIVE OFFICERS
          2008 Base Salary. On February 19, 2008, the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of The Sherwin-Williams Company (“Sherwin-Williams”) set the 2008 base salaries of the executive officers who will be named in the Summary Compensation Table of Sherwin-Williams’ 2008 Proxy Statement (the “Named Executive Officers”). Base salary increases are effective in March 2008. The base salaries of the Named Executive Officers for 2008 are as follows: C.M. Connor, Chairman and Chief Executive Officer ($1,221,987); J.G. Morikis, President and Chief Operating Officer ($705,566); S.P. Hennessy, Senior Vice President — Finance and Chief Financial Officer ($539,127); S.J. Oberfeld, President, Paint Stores Group ($489,999); and T. W. Seitz, Senior Vice President — Strategic Excellence Initiatives ($450,907).
          Annual Incentive Compensation to Be Earned in 2008. The Compensation Committee also approved the following minimum, target and maximum cash bonus award levels, as a percent of salary, for the Named Executive Officers for 2008 under The Sherwin-Williams Company 2007 Executive Performance Bonus Plan based upon each Named Executive Officer achieving 75%, 100% and 125%, respectively, of their performance goals.

	Incentive Award as a Percentage of Base Salary
Named Executive Officer	Minimum	Target	Maximum
C.M. Connor	40	95	190
J.G. Morikis	40	75	150
S.P. Hennessy	40	75	150
S.J. Oberfeld	30	60	120
T.W. Seitz	30	60	120